Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 180 Maiden Lane New York, NY 10038 www.aig.com	Contacts: Jon Diat (Media): 212-770-3505; jon.diat@aig.com Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

AIG STATEMENT ON FINANCIAL STABILITY OVERSIGHT COUNCIL (FSOC) FINAL DETERMINATION

NEW YORK, July 9, 2013 – American International Group, Inc. (NYSE: AIG) issued the following statement regarding the Financial Stability Oversight Council’s (FSOC) final determination that AIG should be supervised by the Federal Reserve Board:

“After the close of business on July 8, 2013, AIG received notice from the U.S. Treasury that the Financial Stability Oversight Council (FSOC) has made a final determination that AIG should be supervised by the Board of Governors of the Federal Reserve System as a systemically important financial institution pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act. AIG did not contest this designation and welcomes it.”

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American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig |Twitter: @AIG_LatestNews| LinkedIn: http://www.linkedin.com/company/aig |

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.